Exhibit 99.1

CytoSorbents and Aferetica Announce the Commercial Launch in Italy of the PerSorb™ Adsorber and PerLife™ Organ Perfusion System, respectively, at the European Society of Organ Transplantation Congress

MONMOUTH JUNCTION, N.J., and BOLOGNA, ITALY, August 30, 2021 — CytoSorbents Corporation (NASDAQ: CTSO) and Aferetica srl (Italy), two pioneers in intensive care immunotherapy and blood purification, announce the commercial launch of Aferetica’s PerLife™ ex vivo organ perfusion system for kidney and liver transplant and CytoSorbents’ PerSorb™ adsorber, based on the CytoSorbents ECOS-300CY™ sorbent technology to remove inflammatory mediators during ex vivo organ perfusion, at the European Society of Organ Transplantation (ESOT) Congress in Milan, Italy from August 29 – September 1, 2021.

The PerLife and PerSorb technologies will be showcased in Aferetica’s Booth #26 in the main exhibit hall and highlighted at the company-sponsored symposium “From Organ Preservation to Organ Regeneration” on Tuesday, August 31, 2021 from 1:15-2:15PM CEST in Turquoise Room 1.

Chairs:

•	L. De Carlis (University of Milan Bicocca, Italy) and F. D’Ovidio (Columbia University, USA)

Speakers:

•	G. Remuzzi (Mario Negri Institute, Italy)

Expanding the Organ Transplant Pool: The Role of Ex Vivo Perfusion

•	S. Hosgood (University of Cambridge, U.K.)

The Inflammatory Mediators and Graft Function: The Kidneys

•	M. Boffini & M. Rinaldi (University of Turin, Italy)

Cytokines, Transplantability, Primary Graft Dysfunction, Survival: The Lungs

•	F. Dazzi (King’s College, U.K.)

Mesenchymal Stromal Cells: Should they be Integrated in Machine Perfusion Devices?

Dr. Mauro Atti, Chief Executive Officer of Aferetica stated, “Today is a significant step forward for the PerLife project with the commercial launch at the ESOT Congress, which sets the stage for the international launch of the combined PerLife and PerSorb system. We believe we can revolutionize the world of transplantation with the first system capable of supporting both hypothermic and normothermic organ support in one machine. We have reached this milestone thanks to many academic collaborations with leading national and international experts and our partnership with CytoSorbents. We take great pride and satisfaction in this accomplishment.”

Dr. Atti continued, “At tomorrow’s symposia, key opinion leaders will present studies with results showing the importance of ex vivo perfusion in the preservation and recovery of organs intended for transplantation.  The PerLife™ platform for the ex vivo perfusion of livers and kidneys, integrated with the PerSorb™ sorbent that was developed in collaboration with CytoSorbents allows the removal of inflammatory mediators that can cause short- and long-term damage to organs. In doing so, the combined technologies provide a unique system to support and minimize damage to donated organs prior to transplant.”

Dr. Christian Steiner, Executive Vice President of Sales and Marketing of CytoSorbents stated, “We are excited to work with Aferetica to launch our combined solution for ex vivo perfusion of kidneys and livers. Demand for donated organs continues to increase in Europe, as well as around the world, which has been exacerbated by a decrease in donated organs due to the COVID-19 pandemic. In Europe, kidneys are the most transplanted organs, at 63% of all solid organ transplants, while liver transplants are the second highest at 23%. We believe utilization of the PerLife and PerSorb combined solution can improve the quality and viability of donated kidneys and livers, a life-saving innovation that can make a tremendous difference in the lives of patients requiring organ transplant.”

PerLife is a revolutionary, integrated, therapeutic system for organ transplant that is the first to provide both perfusion and purification of the kidney and the liver, following organ retrieval and before organ implantation. The platform integrates innovative patented technologies creating an all-in-one machine capable of covering the broad range of temperature preservation techniques (hypothermic and normothermic) while incorporating CytoSorbents’ PerSorb perfusion cartridge to remove inflammatory mediators that can compromise the health and quality of the organs. The main goal of combining these two European Union approved therapies is to increase successful solid organ transplants by helping to preserve good organs, rehabilitate sub-optimally functioning ones, and to increase the overall pool of viable organs to meet the growing worldwide demand for transplanted organs. Today, this need is being driven by record rates of kidney and liver failure caused by globally pervasive health crises such as the aging population, diabetes, hypertension, obesity, alcoholism, hepatitis, and non-alcoholic steatohepatitis (NASH), also called “fatty liver.”

Viable organs for transplant are scarce, yet the number of patients awaiting transplant continues to grow globally, with more than 150,000 candidates waiting for transplants in Europe alone. In 2019, 41,000 patients received solid organ transplants in the E.U., while 48,000 new patients were added to the transplant list and approximately 4% (or 6,000) died awaiting a transplant. As demand for donor organs continues to outpace availability and as patients run out of options, transplant centers are now supplementing viable organs with marginal ones. However, some studies suggest organs from this expanded donor pool have a higher risk of primary graft failure and organ rejection compared to “ideal donors.” Inflammatory mediators and cytokines, such as IL-6, appear to play a role in this progressive loss of function, and have been correlated with an increased risk of death in recipients. By providing perfusion and purification following kidney or liver donation and before transplant, the PerLife platform and PerSorb cartridge have the potential to significantly change how these organs are treated before transplant, and to increase successful transplant outcomes.

About Aferetica srl

Aferetica was founded in January 2014 as an innovative start-up registered in the national register (Law 221/2012), within the incubator of the Mirandola Science and Technology Park. As of 2019, Aferetica became an innovative Small and Medium Enterprise. The business focus covers a broad range of extracorporeal interventions under the broad umbrella of therapeutic apheresis. In addition to transplantation, Aferetica has driven innovation based on extracorporeal therapies in a variety of clinical areas, such as: Neurology, Autoimmune Diseases, Diabetes, Rheumatology, Nephrology and Intensive Care. Aferetica's know-how in Medical Device development comes from decades of experience from the founders of Aferetica, Mauro Atti (former scientific director of Belco) and Stefano Rimondi, past president of Assobiomedica).  For more information: http://www.aferetica.com.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in intensive care and cardiac surgery using blood purification.  Its flagship product, CytoSorb®, is approved in the European Union with distribution in 68 countries around the world as an extracorporeal cytokine adsorber designed to reduce the “cytokine storm” or “cytokine release syndrome” seen in common critical illnesses that may result in massive inflammation, organ failure and patient death. These are conditions where the risk of death can be extremely high, yet few to no effective treatments exist.  CytoSorb is also being used during and after cardiothoracic surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure.  More than 143,000 CytoSorb devices have been delivered to date.  CytoSorb was originally introduced into the European Union under CE-Mark as a first-in-kind cytokine adsorber.  Additional CE-Mark label expansions were received for the removal of bilirubin and myoglobin in clinical conditions such as liver disease and trauma, respectively, and both ticagrelor and rivaroxaban during cardiothoracic surgery. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with imminent or confirmed respiratory failure. The DrugSorb-ATR™ Antithrombotic Removal System, which is based on the same polymer technology as CytoSorb, has also been granted FDA Breakthrough Designation for the removal of ticagrelor, as well as FDA Breakthrough Designation for the removal of the direct oral anticoagulant (DOAC) drugs, rivaroxaban and apixaban, in a cardiopulmonary bypass circuit during urgent cardiothoracic surgery.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of more than $39.5 million from DARPA, the U.S. Department of Health and Human Services (HHS), the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others. The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, DrugSorb-ATR™, ContrastSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, anticipated future results and performance, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 9, 2021, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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CytoSorbents Investor Relations Contact:

Terri Anne Powers

Vice President, Investor Relations

and Corporate Communications

(732) 482-9984

tpowers@cytosorbents.com

CytoSorbents U.S. Public Relations Contact:
Eric Kim

Rubenstein Public Relations
212-805-3052
ekim@rubensteinpr.com

Aferetica Press Office:

paola.abruzzese@mec-partners.it

roberta.sforza@mec-partners.net

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